Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES DEFENSE SEGMENT AWARDS

Eau Claire, Wisconsin (May 14, 2024) – National Presto Industries, Inc. (NYSE: NPK) announced today that on May 13, 2024, the U.S. Army awarded AMTEC Corporation, its wholly-owned subsidiary, a five-year Indefinite Delivery Indefinite Quantity (IDIQ) contract for production of the 40mm M918E2 High Velocity Target Practice – Day/Night/Thermal (TP-DNT) cartridge. The M918E2 TP-DNT Cartridge allows the warfighters to train as they fight by delivering a projectile whose impact signature can be seen day or night, by unaided eye, and through current thermal and night vision sights while eliminating unexploded ordnance on the training range. The maximum ceiling value of the IDIQ contract is $818.9 million. The actual annual and cumulative award value over the course of this contract award will be dependent upon military requirements and funding, as well as government procurement regulations and other factors controlled by the Army and the Department of Defense.

The company also announced today that on May 10, 2024, Spectra Technologies, LLC, a wholly owned subsidiary within National Defense Corporation, National Presto Industries’ Defense segment holding company, received a follow on subcontract from Raytheon Missiles & Defense for production of the warhead for the tube-launched, optically-tracked, wireless-guided TOW® 2B missile. The award has a total value of approximately $48 million.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers carbon monoxide detectors, and systems that provide early warning of conditions that, if not corrected, would cause significant losses.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.